Exhibit 99.1

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION FORMS JOINT VENTURE TO DEVELOP
SENIOR HOUSING COMMUNITIES
New venture demonstrates continued commitment to seniors housing industry
DALLAS — (BUSINESS WIRE) — May 21, 2007 — Capital Senior Living Corporation (the “Company”) (NYSE:CSU) and Prudential Real Estate Investors (PREI®), acting on behalf of institutional investors in its Senior Housing Partners III fund, today announced the formation of a joint venture to develop a senior housing community in Miamisburg, Ohio. The new venture will be funded 10 percent by the Company and 90 percent by PREI. This investment demonstrates both companies’ significant commitment to the seniors housing industry. Under the venture agreement, Capital Senior Living will earn development and management fees and may receive incentive distributions.
“We are excited to form this new joint venture with PREI,” said James A. Stroud, Chairman of the Company. “With this transaction, we combine the financial strength and reputation of PREI with the development and operational expertise of Capital Senior Living to form a dynamic partnership for this development, as well as future development opportunities.”
The senior housing community to be developed will consist of 101 independent living units and 45 assisted living units. The development of the community will begin immediately and is expected to open in second or third quarter 2008. The joint venture will fund approximately 35 percent of the equity according to each member’s pro rata share and has obtained a construction loan for the remaining 65 percent of the project costs. Additional terms were not disclosed.
“We are pleased to form a new joint venture with PREI and expand our existing relationship with a quality partner who is also committed to the seniors housing industry,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We are excited to develop a state-of-the-art seniors housing community and are confident that this venture will continue our track record of successful returns for the Company and our joint venture partners. This new development project is an excellent complement to our existing communities in Ohio.”

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“We are delighted to expand our relationship with Capital Senior Living,” said John W. Dark, managing director of PREI. “This project gives our investors an opportunity to work with an operator that not only understands the business, but also understands how to serve seniors.”
ABOUT CAPITAL SENIOR LIVING
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 64 senior living communities in 23 states with an aggregate capacity of approximately 9,500 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 24 leased communities and 3 communities it manages for third parties. In the communities operated by the Company, 74 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
ABOUT PREI
PREI is the real estate investment management business of Prudential Financial, Inc. (NYSE: PRU). Comprised of fund management centers in the US in Parsippany, New Jersey and Atlanta, Georgia; and globally in Munich, London, Singapore and Mexico City; PREI is supported by a network of local offices throughout the world. Its specialized operating units offer a broad range of investment opportunities and investment management services in the United States, Europe, Asia and Latin America. As of March 31, 2007, PREI managed $27.6 billion in net assets on behalf of more than 400 clients and is ranked among the largest real estate investment managers.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or John W. Dark, Prudential Real Estate Investors, at 770-395-8635 for more information.
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